                                                                EXHIBIT 9



October 30, 1997



Kemper Investors Life Insurance Company
1 Kemper Drive
Long Grove, Illinois 60049

Dear Sirs:

This opinion is furnished in connection with the filing of a Registration Statement on Form N-4, File No. 811-3199 ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO") for the KILICO Variable Annuity Separate Account ("Variable Annuity Separate Account"). The Registration Statement covers an indefinite number of units of interest in the Variable Annuity Separate Account. Purchase payments to be received under Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts ("Contracts") offered by KILICO may be allocated by KILICO to the Variable Annuity Separate account in accordance with the owners' direction with reserves established by KILICO to support such Contracts.

The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is included in the Registration Statement.

The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all applicable corporate records of KILICO and such other documentation and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

     1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

     2. The Variable Annuity Separate Account established and maintained by KILICO pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Variable Annuity Separate Account, are, in accordance with the Contracts, credited to or charged against the Variable Annuity Separate Account without regard to other income, gains or losses of KILICO.

Kemper Investors Life Insurance Company
October 30, 1997
Page 2


     3. Assets allocated to the Variable Annuity Separate Account will be owned by KILICO. The Contracts provide that the portion of the assets of the Variable Annuity Separate Account equal to the reserves and other Contract liabilities with respect to the Variable Annuity Separate Account will not be chargeable with liabilities arising out of any other business KILICO may conduct.

     4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Yours truly,

/s/ Frank J. Julian

Frank J. Julian
Associate General Counsel


FJJ/sw